ULURU NEWS

Contact: Company
Kerry P. Gray
President & CEO
Terry K. Wallberg
Vice President & CFO
(214) 905-5145

ULURU INC.

REPORTS SECOND QUARTER 2010 FINANCIAL RESULTS

Addison, Texas, August 17, 2010; ULURU Inc. (NYSE AMEX: ULU) today announced its financial results for the second quarter ended June 30, 2010.

For the second quarter of 2010, the Company reported a net loss of $2.2 million, or $0.03 per share, compared with a net loss of $2.9 million, or $0.04 per share, for the same period last year.  For the six months ended June 30, 2010, the Company reported a net loss of $3.5 million, or $0.04 per share, compared with a net loss of $6.0 million, or $0.09 per share, for the same period last year.  At June 30, 2010, the Company held cash and cash equivalents of $1.7 million, compared with $1.9 million at December 31, 2009.

Commenting on the financial results Kerry P. Gray, President and CEO, stated, “In addition to the report of achievements during the second quarter, significant progress has been made in the marketing of Altrazeal® in the U.S.  Both internal and external sales forces have been expanded and Altrazeal® marketing has been focused on the major wound categories where we have developed strong clinical support, including diabetic foot ulcers, venous leg ulcers, and home healthcare.  We believe that benefits are now starting to be derived from our revised marketing strategy which will begin to be recognized in the second half of 2010.  We continue to evaluate ways to expand our sales marketing capabilities, including possible corporate collaborations.  The clinical data supporting Altrazeal® continues to demonstrate clinical advantages and cost benefits that clearly differentiate Altrazeal® from competitive products.

Mr. Gray added, “We were pleased to report the achievement of two important milestones during the second quarter, the Altrazeal® licensing agreement for China and the granting of the CE Mark.  With the granting of the CE Mark, the Altrazeal® asset becomes more valuable as the product is now approved for marketing throughout Europe and other markets.  We continue to evaluate potential partnerships and the Chinese agreement is the first of what we believe will be a series of agreements to market Altrazeal® worldwide.  The Chinese agreement, the divestiture of Zindaclin®, and potential additional Altrazeal® agreements will provide the company with additional liquidity in the near term.

Operating Results

Revenues
Revenue for the second quarter of 2010 was $232,000, compared to $136,000 for the second quarter of 2009.  The increase of $96,000 in revenue was due primarily to an increase of $100,000 in licensing fees related to the achievement of a milestone relating to Zindaclin®.

Research and Development
Research and development expenses for the second quarter of 2010 were $367,000, including $41,000 in share-based compensation, compared to $854,000, including $213,000 in share-based compensation, for the second quarter of 2009.  The decrease of $487,000 in research and development expenses continues to reflect the impact of the Company’s restructured business plan which contributed to decreases in scientific personnel costs of $356,000, regulatory consulting expenses of $128,000, and clinical testing expenses for our wound care technologies of $66,000.  These expense decreases were partially offset by an increase in regulatory fees of $37,000 and direct research costs of $33,000.

Selling, General and Administrative
Selling, general and administrative expenses for the second quarter of 2010 were $0.9 million, including $47,000 in share-based compensation, compared to $1.8 million, including $279,000 in share-based compensation, for the second quarter of 2009.  The decrease of $913,000 in selling, general and administrative expenses continues to reflect the impact of the Company’s restructured business plan which contributed to reduced costs associated with our sales and marketing efforts of $579,000 due to lower head count and marketing expenses, a decrease of $297,000 in administrative compensation, lower consulting fees of $41,000, a decrease of $8,000 in corporate travel expenses, and lower legal fees of $191,000.  These expense decreases were partially offset by an increase in director fees of $79,000, commissions totalling $30,000 related to the Chinese licensing agreement, costs of $40,000 associated with our annual meeting of shareholders, increased public relation expenses of $36,000, and legal fees related to our patents of $26,000.

Other income and Other expenses
Interest and miscellaneous income for the second quarter of 2010 was $594 as compared to $21,066 for the second quarter of 2009.  The decrease of $20,000 is attributable to a decrease in interest income due to lower cash balances and interest yields in 2010.

Interest expense totalled $8,500 for the three months ended June 30, 2010 and consisted of interest costs associated with regulatory fees.  There was no interest expense for the three months ended June 30, 2009.

Loss on sale of intangible asset totalled $857,839 for the three months ended June 30, 2010 and resulted from the divestiture of our Zindaclin® intangible asset.  This loss reflects a conservative position in respect to future milestone payments where only guaranteed payments are reflected in the valuation of the divestiture proceeds.  There was no intangible asset divestiture for the three months ended June 30, 2009.

About ULURU Inc.:
ULURU Inc. is a specialty pharmaceutical company focused on the development of a portfolio of wound management and oral care products to provide patients and consumers improved clinical outcomes through controlled delivery utilizing its innovative Nanoflex™ Aggregate technology and OraDisc™ transmucosal delivery system. For further information about ULURU Inc., please visit our website at www.uluruinc.com.  For further information about Altrazeal®, please visit our website at www.altrazeal.com.

This press release contains certain statements that are forward-looking within the meaning of Section 27a of the Securities Act of 1933, as amended, including but not limited to statements made relating to future financial performance of ULURU Inc. (the "Company"), the anticipated benefits of our marketing strategy being realized in the second half of 2010, the hiring of additional sales representatives, and the establishment of future business partnerships.  When used in this press release, the words "expect" and "anticipate" and similar expressions may be indicative of forward-looking statements including without limitation statements relating to the regulatory results for our products.  These statements by their nature involve substantial risks and uncertainties, certain of which are beyond the Company's control. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of an unanticipated event. Further, management cannot assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.   These statements are subject to numerous risks and uncertainties, including but not limited to the risk factors detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and other reports filed by us with the Securities and Exchange Commission.

ULURU Inc.
SUMMARY OF RESULTS

STATEMENTS OF OPERATIONS DATA

	Three Months Ended June 30, (Unaudited)		Six Months Ended June 30, (Unaudited)
	2010	2009	2010	2009
REVENUES
License fees	$123,530	$24,925	$145,913	$49,576
Royalty income	56,308	63,858	109,369	143,103
Product sales	51,796	47,311	211,582	79,954
Other	---	---	---	32,190
Total Revenues	231,634	136,094	466,864	304,823

COSTS AND EXPENSES
Cost of goods sold	6,161	8,921	136,844	14,998
Research and development	367,395	854,460	653,179	1,629,879
Selling, general and administrative	922,029	1,835,487	1,738,917	4,060,106
Amortization of intangible assets	246,282	269,183	492,798	535,449
Depreciation	49,990	47,007	99,980	79,578
Total Costs and Expenses	1,591,857	3,015,058	3,121,718	6,320,010

OPERATING (LOSS)	(1,360,223)	(2,878,964)	(2,654,854)	(6,015,187)

Other Income (Expense)
Interest and miscellaneous income	594	21,066	715	35,620
Interest expense	(8,500)	---	(16,488)	---
Loss on sale of intangible asset	(857,839)	---	(857,839)	---
Loss on sale of equipment	---	(2,121)	---	(2,121)

(LOSS) BEFORE INCOME TAXES	(2,225,968)	(2,860,019)	(3,528,466)	(5,981,688)

Income taxes	---	---	---	---
NET (LOSS)	$(2,225,968)	$(2,860,019)	$(3,528,466)	$(5,981,688)

Basic and diluted net (loss) per common share	$(0.03)	$(0.04)	$(0.04)	$(0.09)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	81,974,805	65,602,990	80,970,931	65,564,354

ULURU Inc.

SELECTED CONDENSED CONSOLIDATED BALANCE SHEET DATA

	June 30, 2010	December 31, 2009
	(Unaudited)	(Audited)

Cash and cash equivalents	$1,700,981	$1,934,177
Current assets	3,568,844	3,544,850
Property and equipment, net	1,531,577	1,631,557
Other assets	6,058,082	8,203,965
Total assets	11,158,503	13,380,372

Current liabilities	962,517	929,771
Long term liabilities – deferred revenue	1,447,235	1,272,843
Total liabilities	2,409,752	2,202,614
Total stockholders’ equity	8,748,751	11,177,758